EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-223649) and Form S-8 (Nos. 333-38166, 333-39584, 333-135194, 333-137857, 333-166605, 333-181922, 333-205033, 333-208394, and 333-218606) of Unit Corporation of our report dated February 27, 2018, except for the effects of the revision discussed in Note 2 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is August 3, 2018, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
August 3, 2018